Exhibit 10.6.7

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT dated as of July 21, 2006, by and between Dividend Capital Trust Inc. with its principal place of business at 518 Seventeenth Street, Suite 1700, Denver, Colorado 80202 (the “Company”), and Daryl H. Mechem, residing at the address set forth on the signature page hereof (the “Executive”).

WHEREAS, the Company wishes to employ the Executive, and the Executive wishes to accept such offer, on the terms set forth below.

Accordingly, the parties hereto agree as follows:

1. Term. The Company hereby employs the Executive, and the Executive hereby accepts such employment, for an initial term commencing as of the date (the “Closing Date”) of the closing (the “Closing”) of the initial contribution transactions contemplated by a Contribution Agreement as may be executed between the Company, Dividend Capital Operating Partnership, LP and Dividend Capital Advisors Group LLC (among possible others), as it may, from time to time, be amended, superseded or replaced (the “Contribution Agreement”) and continuing for a three-year period, unless sooner terminated in accordance with the provisions of Section 4 or Section 5 (the period during which the Executive is employed hereunder being hereinafter referred to as the “Term”). In the event that (i) the Contribution Agreement is not executed on or before December 31, 2006, or such later date as may be agreed by the parties hereto, or (ii) the Contribution Agreement is altered after the initial execution thereof but before the Closing Date in a manner materially adverse to the payments to be made to the Executive as a result of such consummation, then this Agreement shall be void ab initio and otherwise of no force or effect (provided that, in the case of an alteration described in clause (ii) of which the Company has given the Executive notice before such consummation in time for the Executive to object thereto, the Executive gives the Company notice of such objection and such notice is received by the Company within five days after the Executive’s becoming aware of such alteration, but in no event after the Closing). It is expressly understood that neither the Executive nor the Company is obligated to extend the Term beyond its stated length, to extend the Executive’s period of employment beyond the Term, or to enter into a new employment agreement (or an amendment of this Agreement) after the expiration of the Term.

2. Duties. During the Term, the Executive shall be employed by the Company as Managing Director, Operations, and, as such, the Executive shall faithfully perform for the Company the duties of such office and shall perform such other duties of an executive, managerial or administrative nature, which are consistent with such office, as shall be specified and designated from time to time by the Board of Directors of the Company (the “Board”). The Executive shall devote substantially all of his business time and effort to the performance of his duties hereunder.

3. Compensation.

3.1 Salary. The Company shall pay the Executive during the Term a salary at the rate of $250,000 per annum (the “Annual Salary”), in accordance with the customary payroll practices of the Company applicable to senior executives (but, in no event, less frequently than monthly). The Annual Salary shall remain at $250,000 for the 2006 and 2007 calendar years. The Board, or committee thereof, shall review the Annual Salary for 2008 and thereafter and may provide for such increases therein as it may in its discretion deem appropriate; provided that in no event shall the Annual Salary be decreased.

3.2 Bonus. During the Term, in addition to the Annual Salary, for each fiscal year of the Company ending during the Term, the Executive shall be eligible to receive a target cash bonus of $125,000 (prorated for 2006), based on a Bonus Formula (as defined in the Company’s 2006 Incentive Compensation Plan). The Company acknowledges its present intent to adopt the Company’s 2006 Incentive Compensation Plan, or, in the alternative, a bonus plan substantially in the same form as the Company’s 2006 Incentive Compensation Plan, that has been presented to the Executive prior to the date of this Agreement, subject to shareholder approval. The target cash bonus shall remain at $125,000 for the 2007 calendar year. The Company may in its discretion provide for the payment of higher bonuses where targets are exceeded. The Company shall review the cash bonus for 2008 and thereafter and may provide for such increases therein as it may in its discretion deem appropriate. The Company agrees that neither the terms of the Company’s 2006 Incentive Compensation Plan nor the terms of any award agreements pursuant to which any award under the Company’s 2006 Incentive Compensation Plan is made will contain any provision that would be in violation of this Agreement.

3.3 Long-Term Incentive Award. During the Term, in addition to the Annual Salary and cash bonus, the Executive shall be eligible to participate in the Company’s 2006 Long-Term Incentive Plan (the “LTIP”) or other equity-based plan as in effect from time to time, under which the Executive shall be entitled to receive an award with an aggregate annual target value of $225,000, which shall otherwise be subject to such plan and definitive documentation governing the award. Grants during the Term under the LTIP will be made in January 2007, January 2008 and January 2009. The Company acknowledges its present intent to adopt such a plan substantially in the form that has been presented to the Executive prior to the date of this Agreement, subject to shareholder approval. Without the Executive’s consent, in no event shall option awards (or their equivalent) granted in 2007 be subject to a vesting period that exceeds four years. Restricted stock awards (or their equivalent) granted in 2007 and thereafter shall vest in equal annual installments of from four to five years. The vesting period for any grant made in 2007, 2008 and 2009 will begin on January 1 of such year; provided, however, that, for the grant made in 2007, credit will be given for the length of Executive’s service in 2006 following the Closing Date towards the vesting period. Any grants which are financially equivalent to restricted stock (e.g., restricted stock units or phantom units) shall be accompanied by the grant of dividend equivalent rights. The Company agrees that neither the terms of the LTIP nor the terms of any award agreements pursuant to which any award under the LTIP is made will contain any provision that would be in violation of this Agreement. If at or about the time of a particular grant to the Executive under this Section 3.3 a program of grants under the LTIP for senior executives generally is being implemented on terms and conditions (but, for the avoidance of doubt, not in respect of the amount of the grant) more favorable than those which would be required under this Agreement, then such particular grant shall be on terms and conditions (but, for the avoidance of doubt, not in respect of the amount of the grant) which are no less favorable than those applicable in respect of such program.

3.4 Benefits - In General. Except with respect to benefits of a type otherwise provided for under Section 3.5, the Executive shall be entitled during the Term to participate in any group life, hospitalization or disability insurance plans, health programs, retirement plans, fringe benefit programs and similar benefits that are available to other senior executives of the Company generally, on the same terms as such other executives, in each case to the extent that the Executive is eligible under the terms of such plans or programs.

3.5 Specific Benefits. Without limiting the generality of Section 3.4, the Company shall make available to the Executive vacation of three weeks per year.

3.6 Expenses. The Company shall pay or reimburse the Executive for all ordinary and reasonable out-of-pocket expenses actually incurred (and, in the case of reimbursement, paid) by the Executive during the Term in the performance of the Executive’s services under this Agreement; provided that the Executive submits reasonable proof of such expenses within the period provided by the Company for expense reimbursements to its senior executives generally, with the properly completed forms as prescribed from time to time by the Company.

3.7 Indemnification and Directors and Officers Liability Insurance. The Executive shall be indemnified by the Company in connection with his performance of services hereunder on terms and conditions no less favorable to the Executive than those that apply to any other senior executive of the Company. The Company shall cause the Executive to be covered by directors and officers liability insurance with such coverage to be no less favorable to him than the coverage then being provided to any other senior executive of the Company.

4. Termination upon Death or Disability. If the Executive dies during the Term, the Term shall terminate as of the date of death, and the obligations of the Company under this Agreement to or with respect to the Executive shall terminate in their entirety upon such date except as otherwise provided under this Section 4. If the Executive becomes disabled by virtue of ill health or other disability and is unable to perform substantially and continuously the duties assigned to him for more than 180 consecutive or non-consecutive days out of any consecutive 12 month period in the reasonable opinion of a qualified physician chosen by the Company and reasonably acceptable to the Executive, the Company shall have the right, to the extent permitted by law, to terminate the employment of the Executive upon notice in writing to the Executive. Upon termination of employment due to death or disability, (i) the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) shall be entitled to receive (A) any Annual Salary and other benefits earned and accrued under this Agreement prior to the date of termination (and reimbursement under this Agreement for expenses incurred prior to the date of termination), (B) a cash payment equal to (I) the target bonus for the year of termination multiplied by (II) a fraction (x) the numerator of which is the number of days in the year up to the termination and (y) the denominator of which is 365, and (C) elimination of any exclusively time-based vesting conditions (but not performance conditions, which shall remain in effect) on any restricted stock, stock options and other equity awards, (ii) Section 3.7 shall apply in accordance with its terms and (iii) the Executive (or, in the case of his death, his estate and beneficiaries) shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder. By way of illustration (but not limitation) of the manner in which clause (i)(C) of the preceding sentence operates, if the Executive were to hold an equity award with a five-year performance-based vesting condition, where the Executive would also need to remain employed during such period, and the Executive’s employment were to terminate in the fourth year of the vesting period due to his death or disability, then, so long as the performance measures are met at the end of the five-year performance period, the Executive or his estate would be entitled to payments as though he had remained employed (and, if the performance measures are not met at the end of the five-year performance period, the award is thereupon forfeited).

5. Certain Terminations of Employment.

5.1 Termination by the Company for Cause; Termination by the Executive without Good Reason.

(a) For purposes of this Agreement, “Cause” shall mean the Executive’s:

(i)	conviction of a felony, a crime of moral turpitude, or any financial crime involving the Company; a willful act of dishonesty, breach of trust or unethical business conduct in connection with the business of the Company that has a material detrimental impact on the Company;

(ii)	the commission of fraud, misappropriation or embezzlement against the Company; any act or omission in the performance of his duties hereunder that constitutes willful misconduct, willful neglect, or gross neglect, in any such case if such action or omission is either material or repeated;

(iii)	repeated failure to use reasonable efforts in all material respects to adhere to the directions of the Board of Directors or the Company’s policies and practices;

(iv)	willful failure to substantially perform his duties properly assigned to him (other than any such failure resulting from his Disability);

(v)	breach of any of the provisions of Section 6; or

(vi)	breach in any material respect of the terms and provisions of this Agreement and failure to cure such breach within ten days following written notice from the Company specifying such breach;

provided that the Company shall not be permitted to terminate the Executive for Cause except on written notice given to the Executive at any time following the occurrence of any of the events described in clause (i), (ii) or (v) above and on written notice given to the Executive at any time not more than 30 days following the occurrence of any of the events described in clause (iii) or (vi) above (or, if later, the Company’s knowledge thereof).

(b) The Company may terminate the Executive’s employment hereunder for Cause, and the Executive may terminate his employment hereunder for any or no reason on at least 30 days’ and not more than 60 days’ written notice given to the Company. If the Company terminates the Executive for Cause, or if the Executive terminates his employment and the termination by the Executive is not covered by Section 5.2, then (i) the Executive shall be entitled to receive any Annual Salary, and other benefits earned and accrued under this Agreement prior to the date of termination of employment (and reimbursement under this Agreement for expenses incurred prior to the date of termination of employment); (ii) Section 3.7 shall apply in accordance with its terms and (iii) the Executive shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder.

5.2 Termination by the Company without Cause; Termination by the Executive for Good Reason.

(a) For purposes of this Agreement, “Good Reason” shall mean, unless otherwise consented to by the Executive,

(i)	the material reduction of the Executive’s authority, duties and responsibilities, or the assignment to the Executive of duties materially inconsistent with the Executive’s position or positions with the Company as specified in Section 2;

(ii)	a reduction in the Annual Salary of the Executive, or a reduction in the target bonus applicable to the Executive (except for a material reduction in bonus that is part of a Company program to reduce “general and administrative” expenses due to business conditions which reduction is applied to other senior officers generally; provided that such reduction is before the occurrence of a Change in Control (as defined below));

(iii)	the relocation of the Executive’s office to more than 30 miles from Denver, Colorado;

(iv)	the Company does not adopt by March 31, 2007, or the shareholders do not approve by March 31, 2007, both the 2006 Incentive Compensation Plan and the LTIP, in substantially the same form as such plans have been presented to the Executive prior to the date of this Agreement, or with changes that are not materially adverse to the financial interests of the Executive; or

(v)	any material breach by the Company of any provision of this Agreement.

Notwithstanding the foregoing, (i) Good Reason (A) shall not be deemed to exist unless the Executive gives to the Company a written notice identifying the event or condition purportedly giving rise to Good Reason expressly referencing this Section 5.2(a) within 45 days after the time at which the event or condition first occurs or arises and (B) shall not be deemed to exist at any time at which there exists an event or condition which could serve as the basis of a termination of the Executive’s employment for Cause; and (ii) if there exists (without regard to the following clause (ii)(A)) an event or condition that constitutes Good Reason, (A) the Company shall have 45 days from the date notice of Good Reason is given to cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason hereunder; and (B) if the Company does not cure such event or condition within such 45-day period, the Executive shall have one business day thereafter to give the Company notice of termination of employment on account thereof (specifying a termination date no later than 10 days from the date of such notice of termination).

(b) The Company may terminate the Executive’s employment at any time for any reason or no reason upon notice to the Executive, and the Executive may terminate the Executive’s employment with the Company for Good Reason upon notice to the Company. If the Company terminates the Executive’s employment and the termination is not covered by Section 4 or 5.1, or the Executive terminates his employment for Good Reason, (i) the Company shall pay to the Executive Annual Salary, bonus and other benefits earned and accrued under this Agreement prior to the termination of employment (and reimbursement under this Agreement for expenses incurred prior to the termination of employment); (ii) if (and only if) the Executive provides a general release in a form reasonably acceptable to the Company, which does not require the release of any payment rights under this Section 5.2(b) or under Section 3.7, and which is or has become irrevocable, the Company shall pay or provide to the Executive (A) a cash payment equal to 100% of the Executive’s Annual Salary (as in effect immediately before such termination), payable no later than 30 days after such termination, (B) a cash payment equal to 100% of the target bonus for the year of termination, (C) a cash payment equal to (I) the target bonus for the year of termination multiplied by (II) a fraction (x) the numerator of which is the number of days in the year up to the termination and (y) the denominator of which is 365, and (D) for a period of six months after termination of employment such continuing coverage under the group health plans the Executive would have received under this Agreement (and at such costs to the Executive) as would have applied in the absence of such termination (but not taking into account any post-termination increases in Annual Salary that may otherwise have occurred without regard to such termination and that may have favorably affected such benefits); (iii) the Executive shall be entitled to elimination of any vesting conditions on any grant under the LTIP or any other grant of restricted stock, stock options or other equity awards; (iv) Section 3.7 shall apply in accordance with its terms; and (v) the Executive shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder; provided that no payments shall be made less than six months after termination to the extent required to comply with Section 409A of the Internal Revenue Code of 1986, as amended (in which case any payments deferred under this provision shall be paid upon the six-month anniversary of termination).

(c) Notwithstanding clause (ii)(D) of the second sentence of Section 5.2(b), (i) nothing herein shall restrict the ability of the Company to amend or terminate the plans and programs referred to in such clause (ii)(D) from time to time in its sole discretion, and (ii) the Company shall in no event be required to provide any benefits otherwise required by such clause (ii)(D) after such time as the Executive becomes entitled to receive benefits of the same type from another employer or recipient of the Executive’s services (such entitlement being determined without regard to any individual waivers or other similar arrangements).

5.3 Change in Control. Without duplication of the foregoing, upon a Change in Control (as defined below) while the Executive is employed, then, without limiting the payments and benefits to which the Executive may be entitled under Section 5.2 in accordance with its terms (but without duplication thereof), all outstanding unvested grants under the 2006 Long-Term Incentive Plan or any other grant of restricted stock, stock options or other equity awards shall fully vest and shall become immediately exercisable, as applicable. For purposes of this Agreement, “Change in Control” shall mean the happening of any of the following:

(i)	any “person,” including a “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934 (the “Exchange Act”), but excluding the Company, any entity controlling, controlled by or under common control with the Company, any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any such entity, and the Executive and any “group” (as such term is used in Section 13(d)(3) of the Exchange Act) of which the Executive is a member), is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of either (A) the combined voting power of the Company’s then outstanding securities or (B) the then outstanding shares of common stock of the Company (in either such case other than as a result of an acquisition of securities directly from the Company); or

(ii)	any consolidation or merger of the Company where the shareholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any); or

(iii)	there shall occur (A) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by “persons” (as defined above) in substantially the same proportion as their ownership of the Company immediately prior to such sale or (B) the approval by shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company; or

(iv)	the members of the Board at the beginning of any consecutive 24-calendar-month period (with the first 24-month period to commence on the Closing Date) (the “Incumbent Directors”) cease for any reason other than due to death to constitute at least a majority of the members of the Board; provided that any director whose election, or nomination for election by the Company’s shareholders, was approved or ratified by a vote of at least a majority of the members of the Board then still in office who were members of the Board at the beginning of such 24-calendar-month period, shall be deemed to be an Incumbent Director; or

(v)	all of Tom Wattles, James Mulvihill, and Evan Zucker cease to be a member of the Board (other than on account of death or disability).

Notwithstanding the foregoing, in no event will a “Change in Control” be deemed to have occurred by virtue of (i) the closing of the transactions contemplated by the Contribution Agreement (including subsequent underwritten transactions) or (ii) the occurrence of any subsequent initial public offering of the Company.

6. Covenants of the Executive.

6.1 Covenant Against Competition; Other Covenants. The Executive acknowledges that (i) the principal business of the Company (which, for purposes of this Section 6 (and any related enforcement provisions hereof), expressly includes its successors and assigns) is any commercial activity comprising any one or more of the ownership, acquisition, development or management of industrial real estate (the “Business”); (ii) the Company is one of the limited number of persons who have developed such a business; (iii) the Company’s Business is currently national in scope but in the future, may be expanded outside the United States; (iv) the Executive’s work for Dividend Capital Advisors LLC (or an affiliate thereof) and the Company has given and will continue to give him access to the confidential affairs and proprietary information of the Company; (v) the covenants and agreements of the Executive contained in this Section 6 are essential to the business and goodwill of the Company; and (vi) the Company would not have entered into this Agreement but for the covenants and agreements set forth in this Section 6. Accordingly, the Executive covenants and agrees that:

(a) By and in consideration of the salary and benefits to be provided by the Company hereunder, including the severance arrangements set forth herein, and further in consideration of the Executive’s exposure to the proprietary information of the Company, the Executive covenants and agrees that, during the period commencing on the date hereof and (except as provided below) ending one year following the date upon which the Executive shall cease to be an employee of the Company and its Controlled Affiliates (as defined below), he shall not in the United States, or, if and to the extent that the Business is Actively Conducted (as defined below) outside of the United States, in the applicable non-U.S. locations, directly or indirectly, (i) engage in any element of the Business (other than for the Company or its Controlled Affiliates), (ii) render any services to any person, corporation, partnership or other entity (other than the Company or its Controlled Affiliates) engaged in any element of the Business, or (iii) become interested in any such person, corporation, partnership or other entity (other than the Company or its Controlled Affiliates) as a partner, member, manager, shareholder, principal, agent, employee, trustee, consultant or any person engaged in the Business, or in any other relationship or capacity; provided, however, that, notwithstanding the foregoing, the Executive may own or acquire or otherwise invest in, directly or indirectly, securities of any entity, solely for investment purposes and without participating in the business thereof, if (A) such securities are traded on any national securities exchange or the National Association of Securities Dealers, Inc. Automated Quotation System or in the

over-the-counter market, (B) the Executive is not a controlling person of, or a member of a group which controls, such entity and (C) the Executive does not, directly or indirectly, own 5% or more of any class of securities of such entity. “Actively Conducted” shall mean that the Company actually owns or manages industrial real estate in the specified location, or has entered into a binding agreement, or a letter of intent, a term sheet, an agreement in principle, or any similar non-binding agreement (which non-binding agreement has not been terminated or expired of its own terms), to purchase or manage industrial real estate in the specified location. “Controlled Affiliates” shall mean any and all entities that the Company directly or indirectly controls; provided that, if after the date hereof there is a reorganization of the Company and a new holding company is established thereover, which controls the Company, then “Controlled Affiliates” shall also include such holding company and any affiliates that are controlled by the new parent. Notwithstanding the foregoing, (i) if employment terminates (A) at the scheduled expiration of the Term without any early termination under Sections 4 or 5 or (B) following a Change in Control, then the restrictions of this Section 6.1(a) shall not extend beyond the date of termination of employment, and (ii) if employment terminates under Section 5.2, the restrictions of this Section 6.1(a) shall not extend beyond six months after the date of termination.

(b) During and after the Term, the Executive shall keep secret and retain in strictest confidence, and shall not use for his benefit or the benefit of others, except in connection with the business and affairs of the Company and its Controlled Affiliates, all confidential matters relating to the Company’s Business and the business of any of its Controlled Affiliates and to the Company and any of its Controlled Affiliates, learned by the Executive heretofore or hereafter directly or indirectly from the Company or any of its Controlled Affiliates, including, without limitation, information with respect to (i) sources and non-public methods of raising capital, (ii) non-public information related to joint ventures, institutional funds and the partners or other investors therein, and (iii) any other material, non-public information (the “Confidential Company Information”); and shall not disclose such Confidential Company Information to anyone outside of the Company except (w) with the Company’s express written consent, (x) Confidential Company Information which is at the time of receipt or thereafter becomes publicly known through no wrongful act of the Executive or is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement, (y) as required by law or legal process (provided that the Executive shall give the Company reasonable prior written notice of disclosure under this clause (y)), and (z) for disclosures to counsel in the context of seeking legal advice where counsel agrees, for the benefit of the Company, to be bound by the restrictions of this sentence.

(c) From the date hereof through the end of the one-year period commencing with the Executive’s termination of employment, the Executive shall not, without the Company’s prior written consent, directly or indirectly, (i) solicit or encourage to leave the employment or other service of the Company, or any of its Controlled Affiliates, any employee, or independent contractor of the Company where the independent contractor performs (or in the prior year has performed) a substantial portion of his services for the Company, or (ii) hire (on behalf of the Executive or any other person or entity) any employee, or independent contractor of the Company, where the independent contractor performs (or in the last year of service to the Company has performed) a substantial portion of his services for the Company, who has left the employment or other service of the Company or any of its Controlled Affiliates within the one-year period which follows the termination of such employee’s or independent contractor’s employment or other service with the Company and its Controlled Affiliates. From the date hereof through the end of the one-year period commencing with the Executive’s termination of employment with the Company, the Executive will not, whether for his own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with the Company’s or any of its Controlled Affiliates’ relationship with, or endeavor to entice away from the Company or any of its Controlled Affiliates, any person who during the Term is or was a tenant, co-investor, co-developer, joint venturer or other customer of the Company or any of its Controlled Affiliates. While the Executive’s non-compete obligations under Section 6.1(a) are in effect, the Executive shall not publish any statement or make any statement under circumstances reasonably likely to become public that is critical of the Company or any of its Controlled Affiliates, or in any way adversely affecting or otherwise maligning the Business or reputation of the Company or any of its Controlled Affiliates (provided that nothing in this sentence is intended to prevent the Executive from including in his pleadings or from his testimony any truthful matter to the extent necessary to defend against any claim by the Company or a third party against the Executive, or to prosecute any claim against the Company for a breach of this Agreement).

(d) All memoranda, notes, lists, records, property and any other tangible product and documents (and all copies thereof), whether visually perceptible, machine-readable or otherwise, made, produced or compiled by the Executive or made available to the Executive concerning the business of the Company or its Controlled Affiliates, (i) shall at all times be the property of the Company (and, as applicable, any Controlled Affiliates) and shall be delivered to the Company at any time upon its request, and (ii) upon the Executive’s termination of employment, shall be immediately returned to the Company.

6.2 Rights and Remedies upon Breach. The Executive acknowledges and agrees that any breach by him of any of the provisions of Section 6.1 (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if the Executive breaches, or threatens to commit a breach of, any of the provisions of Section 6.1, the Company and its Controlled Affiliates shall have, in addition to, and not in lieu of, any other rights and remedies available to the Company and its Controlled Affiliates under law or in equity (including, without limitation, the recovery of damages), the right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants.

6.3 Certain Colorado Matters. The Executive acknowledges the following provisions of Colorado law, set forth in Colorado Revised Statutes Section 8-2-113(2):

Any covenant not to compete which restricts the right of any person to receive compensation for performance of skilled or unskilled labor for any employer shall be void, but this subsection (2) shall not apply to:

(a) Any contract for the purchase and sale of a business or the assets of a business;

(b) Any contract for the protection of trade secrets;

(c) Any contract provision providing for the recovery of the expense of educating and training an employee who has served an employer for a period of less than two years;

(d) Executive and management personnel and officers and employees who constitute professional staff to executive and management personnel.

The Executive acknowledges that this Agreement is executed in connection with a contract for the purchase and sale of a business under Section 8-2-113(2)(a) and for the protection of trade secrets under Section 8-2-113(2)(b), and is intended to protect the confidential information and trade secrets of the Company. The Executive also acknowledges that he is “executive [or] management personnel” within the meaning of Section 8-2-113(2)(d).

7. Other Provisions.

7.1 Severability. The Executive acknowledges and agrees that (i) he has had an opportunity to seek advice of counsel in connection with this Agreement and (ii) the Restrictive Covenants are reasonable in geographical and temporal scope and in all other respects. If it is determined that any of the provisions of this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

7.2 Duration and Scope of Covenants. If any court or other decision-maker of competent jurisdiction determines that any of the Executive’s covenants contained in this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, then, after such determination has become final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

7.3 Enforceability; Jurisdiction; Arbitration.

(a) The Company and the Executive intend to and hereby confer jurisdiction to enforce the Restrictive Covenants set forth in Section 6 upon the courts of any jurisdiction within the geographical scope of the Restrictive Covenants.

(b) Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement (other than a controversy or claim arising under Section 6, to the extent necessary for the Company (or its Controlled Affiliates, where applicable) to avail itself of the rights and remedies referred to in Section 6.2) that is not resolved by the Executive and the Company (or its Controlled Affiliates, where applicable) shall be submitted to arbitration in Denver, Colorado in accordance with Colorado law and the procedures of the American Arbitration Association before a single arbitrator. The determination of the arbitrator shall be conclusive and binding on the Company (or its Controlled Affiliates, where applicable) and the Executive and judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Company shall bear one-half of the costs of any arbitration and the Executive, as the other party to the arbitration, shall bear the other half; each party will bear its own attorney’s fees and costs.

7.4 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mails as follows:

(i)	If to the Company, to:

Dividend Capital Trust Inc.

518 Seventeenth Street, Suite 1700

Denver, Colorado 80202

Attention: Chief Executive Officer

Facsimile:

with a copy to:

Clifford Chance US LLP

31 West 52nd Street

New York, New York 10019-6131

Attention: Larry P. Medvinsky, Esq.

Facsimile: (212) 878-8375

(ii)	If to the Executive, to:

Daryl H. Mechem

at the address set forth on the signature page hereof

with a copy to:

Sherman & Howard LLC

3000 First Interstate Tower North

Denver, Colorado 80202

Attention: James F. Wood, Esq.

Facsimile: (303) 298-0940

Any such person may by notice given in accordance with this Section 7.5 to the other parties hereto designate another address or person for receipt by such person of notices hereunder.

7.5 Entire Agreement. This Agreement contains the entire agreement between the parties and their predecessors (including, without limitation, between the Executive and Dividend Capital Advisors LLC (or an affiliate thereof)) with respect to the subject matter hereof and (subject to the last sentence of Section 1) supersedes all prior agreements, written or oral, with respect thereto.

7.6 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

7.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO WITHOUT

REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAW WHICH COULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF COLORADO.

7.8 Assignment. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive; any purported assignment by the Executive in violation hereof shall be null and void. This Agreement, and the Company’s rights and obligations hereunder, may not be assigned by the Company; any purported assignment by the Company in violation hereof shall be null and void. Notwithstanding the foregoing, (i) in the event of any sale, transfer or other disposition of all or substantially all of the Company’s assets or business, whether by merger, consolidation or otherwise, the Company may assign this Agreement and its rights hereunder, and (ii) the Company may assign the Agreement to its Controlled Affiliates so long as the Executive’s title is not reduced and the Executive’s role in respect of the affiliated group taken as a whole is not materially adversely affected.

7.9 Withholding. The Company shall be entitled to withhold from any payments or deemed payments any amount of tax withholding it determines to be required by law.

7.10 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

7.11 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

7.12 Survival. Anything contained in this Agreement to the contrary notwithstanding, the provisions of Sections 4, 5, 6, 7.3, and 7.9, and the other provisions of this Section 7 (to the extent necessary to effectuate the survival of Sections 4, 5, 6, 7.3, and 7.9), shall survive termination of this Agreement and any termination of the Executive’s employment hereunder.

7.13 Existing Agreements. The Executive represents to the Company that he is not subject or a party to any employment or consulting agreement, non-competition covenant or other agreement, covenant or understanding which might prohibit him from executing this Agreement or limit his ability to fulfill his responsibilities hereunder.

7.14 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

DIVIDEND CAPITAL TRUST INC.

By:	/s/ Thomas G. Wattles
Name:	Thomas G. Wattles
Title:	Chairman

/s/ Daryl H. Mechem
Daryl H. Mechem

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